UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

YRC WORLDWIDE INC.

(Name of issuer)

Common Stock, $.01 par value

(Title of class of securities)

984249300

(CUSIP number)

December 31, 2011

(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 984249300	Page 2 of 16 Pages

(1)	Names of reporting persons Catalyst Fund Limited Partnership II
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Canada
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power
(6) Shared voting power 548,294
(7) Sole dispositive power
(8) Shared dispositive power 548,294
(9)	Aggregate amount beneficially owned by each reporting person 548,294*
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 7.4%
(12)	Type of reporting person (see instructions) PN
*	The Reporting Person beneficially owns10% Series B Convertible Senior Secured Notes due 2015 that are currently convertible into 548,294 shares of Common Stock of the Issuer.

SCHEDULE 13G

CUSIP No. 984249300	Page 3 of 16 Pages

(1)	Names of reporting persons Catalyst Fund General Partner II Inc.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Canada
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power
(6) Shared voting power 548,294
(7) Sole dispositive power
(8) Shared dispositive power 548,294
(9)	Aggregate amount beneficially owned by each reporting person 548,294*
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 7.4%
(12)	Type of reporting person (see instructions) CO
*	The Reporting Person beneficially owns 10% Series B Convertible Senior Secured Notes due 2015 that are currently convertible into 548,294 shares of Common Stock of the Issuer.

SCHEDULE 13G

CUSIP No. 984249300	Page 4 of 16 Pages

(1)	Names of reporting persons CCGI Holdings II Inc.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Canada
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power
(6) Shared voting power 548,294
(7) Sole dispositive power
(8) Shared dispositive power 548,294
(9)	Aggregate amount beneficially owned by each reporting person 548,294*
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 7.4%
(12)	Type of reporting person (see instructions) CO
*	The Reporting Person beneficially owns 10% Series B Convertible Senior Secured Notes due 2015 that are currently convertible into 548,294 shares of Common Stock of the Issuer.

SCHEDULE 13G

CUSIP No. 984249300	Page 5 of 16 Pages

(1)	Names of reporting persons The Catalyst Capital Group Inc.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Canada
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power
(6) Shared voting power 548,294
(7) Sole dispositive power
(8) Shared dispositive power 548,294
(9)	Aggregate amount beneficially owned by each reporting person 548,294*
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 7.4%
(12)	Type of reporting person (see instructions) CO
*	The Reporting Person beneficially owns 10% Series B Convertible Senior Secured Notes due 2015 that are currently convertible into 548,294 shares of Common Stock of the Issuer.

SCHEDULE 13G

CUSIP No. 984249300	Page 6 of 16 Pages

(1)	Names of reporting persons Newton Glassman
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Canada
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power
(6) Shared voting power 548,294
(7) Sole dispositive power
(8) Shared dispositive power 548,294
(9)	Aggregate amount beneficially owned by each reporting person 548,294*
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 7.4%
(12)	Type of reporting person (see instructions) IN
*	The Reporting Person beneficially owns 10% Series B Convertible Senior Secured Notes due 2015 that are currently convertible into 548,294 shares of Common Stock of the Issuer.

SCHEDULE 13G

CUSIP No. 984249300	Page 7 of 16 Pages

(1)	Names of reporting persons Gabriel de Alba
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power
(6) Shared voting power 548,294
(7) Sole dispositive power
(8) Shared dispositive power 548,294
(9)	Aggregate amount beneficially owned by each reporting person 548,294*
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 7.4%
(12)	Type of reporting person (see instructions) IN
*	The Reporting Person beneficially owns 10% Series B Convertible Senior Secured Notes due 2015 that are currently convertible into 548,294 shares of Common Stock of the Issuer.

SCHEDULE 13G

CUSIP No. 984249300	Page 8 of 16 Pages

(1)	Names of reporting persons Jonathan A. Levin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Canada
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power
(6) Shared voting power 548,294
(7) Sole dispositive power
(8) Shared dispositive power 548,294
(9)	Aggregate amount beneficially owned by each reporting person 548,294*
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 7.4%
(12)	Type of reporting person (see instructions) IN
*	The Reporting Person beneficially owns 10% Series B Convertible Senior Secured Notes due 2015 that are currently convertible into 548,294 shares of Common Stock of the Issuer.

SCHEDULE 13G

CUSIP No. 984249300	Page 9 of 16 Pages

Item 1.

(a)	Name of Issuer:

YRC Worldwide Inc.

(b)	Address of Issuer’s Principal Executive Offices:

10990 Roe Avenue, Overland Park, Kansas 66211

Item 2.

Catalyst Fund Limited Partnership II

(a)	Name of Person Filing:

Catalyst Fund Limited Partnership II

(b)	Address of Principal Business Office or, if none, Residence:

77 King Street West, Suite 4320, P.O. Box 212, Royal Trust Tower, Toronto, ON M5K 1K2

(c)	Citizenship: Canada

(d)	Title of Class of Securities:

Common Stock, $0.01 par value

(e)	CUSIP Number:

984249300

Catalyst Fund General Partner II Inc.

(a)	Name of Person Filing:

Catalyst Fund General Partner II Inc.

(b)	Address of Principal Business Office or, if none, Residence:

77 King Street West, Suite 4320, P.O. Box 212, Royal Trust Tower, Toronto, ON M5K 1K2

(c)	Citizenship: Canada

(d)	Title of Class of Securities:

Common Stock, $0.01 par value

(e)	CUSIP Number:

984249300

CCGI Holdings II Inc.

(a)	Name of Person Filing:

CCGI Holdings II Inc.

(b)	Address of Principal Business Office or, if none, Residence:

77 King Street West, Suite 4320, P.O. Box 212, Royal Trust Tower, Toronto, ON M5K 1K2

(c)	Citizenship: Canada

(d)	Title of Class of Securities:

Common Stock, $0.01 par value

SCHEDULE 13G

CUSIP No. 984249300	Page 10 of 16 Pages

(e)	CUSIP Number:

984249300

The Catalyst Capital Group Inc.

(a)	Name of Person Filing:

The Catalyst Capital Group Inc.

(b)	Address of Principal Business Office or, if none, Residence:

77 King Street West, Suite 4320, P.O. Box 212, Royal Trust Tower, Toronto, ON M5K 1K2

(c)	Citizenship: Canada

(d)	Title of Class of Securities:

Common Stock, $0.01 par value

(e)	CUSIP Number:

984249300

Newton Glassman

(a)	Name of Person Filing:

Newton Glassman

(b)	Address of Principal Business Office or, if none, Residence:

c/o The Catalyst Capital Group, 77 King Street West, Suite 4320, P.O. Box 212, Royal Trust Tower, Toronto, ON M5K 1K2

(c)	Citizenship: Canada

(d)	Title of Class of Securities:

Common Stock, $0.01 par value

(e)	CUSIP Number:

984249300

Gabriel de Alba

(a)	Name of Person Filing:

Gabriel de Alba

(b)	Address of Principal Business Office or, if none, Residence:

c/o The Catalyst Capital Group, 77 King Street West, Suite 4320, P.O. Box 212, Royal Trust Tower, Toronto, ON M5K 1K2

(c)	Citizenship: United States

(d)	Title of Class of Securities:

Common Stock, $0.01 par value

(e)	CUSIP Number:

984249300

SCHEDULE 13G

CUSIP No. 984249300	Page 11 of 16 Pages

Jonathan A. Levin

(a)	Name of Person Filing:

Jonathan A. Levin

(b)	Address of Principal Business Office or, if none, Residence:

c/o The Catalyst Capital Group, 77 King Street West, Suite 4320, P.O. Box 212, Royal Trust Tower, Toronto, ON M5K 1K2

(c)	Citizenship: Canada

(d)	Title of Class of Securities:

Common Stock, $0.01 par value

(e)	CUSIP Number:

984249300

Catalyst Fund Limited Partnership II is an investment fund and a limited partnership. Catalyst Fund General Partner II Inc. is the general partner of Catalyst Fund Limited Partnership II. Newton Glassman, Gabriel de Alba and Jonathan A. Levin are the officers and Newton Glassman is the director of Catalyst Fund General Partner II Inc. Catalyst Fund General Partner II Inc. is a wholly-owned subsidiary of CCGI Holdings II Inc. Newton Glassman, Gabriel de Alba and Jonathan A. Levin are the officers and Newton Glassman is the director of CCGI Holdings II Inc.

The Catalyst Capital Group Inc. is a privately held investment management firm and is the manager of certain managed funds, Catalyst Fund Limited Partnership II. Newton Glassman, Gabriel de Alba and Jonathan A. Levin are the officers and Newton Glassman is the director of The Catalyst Capital Group Inc. Newton Glassman and Gabriel de Alba are President & Managing Partner and Managing Director & Partner, respectively, of The Catalyst Capital Group Inc. Messrs. Glassman, de Alba and Levin, through various roles as described herein exercise voting and investment control over Catalyst Fund Limited Partnership II.

Catalyst Fund General Partner II Inc., CCGI Holdings II Inc., The Catalyst Capital Group Inc., Newton Glassman, Gabriel de Alba and Jonathan A. Levin disclaim beneficial ownership of the shares of Common Stock, $0.01 par value, reported, except to the extent of their respective pecuniary interest in such shares of Common Stock.

Item 3. If this Statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

(a) ☐	Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c);

(b) ☐	Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c);

(c) ☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c);

(d) ☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e) ☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);*

SCHEDULE 13G

CUSIP No. 984249300	Page 12 of 16 Pages

(f) ☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g) ☐	A parent holding company or control person in accordance with §240.13d-1 (b)(1)(ii)(G);

(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

(i) ☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) ☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k) ☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Item 4. Ownership.

Catalyst Fund Limited Partnership II

(a)	Amount beneficially owned: 548,294 shares.

(b)	Percent of class: 7.4%.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0 .

(ii)	Shared power to vote or to direct the vote: 548,294 .

(iii)	Sole power to dispose or to direct the disposition of: 0 .

(iv)	Shared power to dispose or to direct the disposition of: 548,294 .

Catalyst Fund General Partner II Inc.

(a)	Amount beneficially owned: 548,294 shares.

(b)	Percent of class: 7.4%.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0 .

(ii)	Shared power to vote or to direct the vote: 548,294 .

(iii)	Sole power to dispose or to direct the disposition of: 0 .

(iv)	Shared power to dispose or to direct the disposition of: 548,294 .

CCGI Holdings II Inc.

(a)	Amount beneficially owned: 548,294 shares.

(b)	Percent of class: 7.4%.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0 .

(ii)	Shared power to vote or to direct the vote: 548,294 .

(iii)	Sole power to dispose or to direct the disposition of: 0 .

(iv)	Shared power to dispose or to direct the disposition of: 548,294 .

The Catalyst Capital Group Inc.

(a)	Amount beneficially owned: 548,294 shares.

(b)	Percent of class: 7.4%.

SCHEDULE 13G

CUSIP No. 984249300	Page 13 of 16 Pages

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0 .

(ii)	Shared power to vote or to direct the vote: 548,294 .

(iii)	Sole power to dispose or to direct the disposition of: 0 .

(iv)	Shared power to dispose or to direct the disposition of: 548,294

Newton Glassman

(a)	Amount beneficially owned: 548,294 shares.

(b)	Percent of class: 7.4%.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0 .

(ii)	Shared power to vote or to direct the vote: 548,294 .

(iii)	Sole power to dispose or to direct the disposition of: 0 .

(iv)	Shared power to dispose or to direct the disposition of: 548,294 .

Gabriel de Alba

(a)	Amount beneficially owned: 548,294 shares.

(b)	Percent of class: 7.4%.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0 .

(ii)	Shared power to vote or to direct the vote: 548,294 .

(iii)	Sole power to dispose or to direct the disposition of: 0 .

(iv)	Shared power to dispose or to direct the disposition of: 548,294 .

Jonathan A. Levin

(a)	Amount beneficially owned: 548,294 shares.

(b)	Percent of class: 7.4%.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0 .

(ii)	Shared power to vote or to direct the vote: 548,294 .

(iii)	Sole power to dispose or to direct the disposition of: 0 .

(iv)	Shared power to dispose or to direct the disposition of: 548,294 .

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Catalyst Fund Limited Partnership II may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock held by Catalyst Fund Limited Partnership II. However, The Catalyst Capital Group Inc., as the manager of Catalyst Fund Limited Partnership II, ultimately has the right to direct such activities.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

SCHEDULE 13G

CUSIP No. 984249300	Page 14 of 16 Pages

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of a Group.

Not applicable.

Item 10.	Certification.

This Amendment No. 1 to Schedule 13G is being filed by Catalyst Fund Limited Partnership II, Catalyst Fund General Partner II Inc., CCGI Holdings II Inc., The Catalyst Capital Group, Inc., Newton Glassman, Gabriel de Alba and Jonathan A. Levin pursuant to Rule 13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SCHEDULE 13G

CUSIP No. 984249300	Page 15 of 16 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2012

CATALYST FUND LIMITED PARTNERSHIP II

By: CATALYST FUND GENERAL PARTNER II INC.,
its General Partner

			By:	/s/ Newton Glassman
Name: Newton Glassman
Title: Director

/s/ Newton Glassman	CATALYST FUND GENERAL PARTNER II INC.
Newton Glassman
		By:	/s/ Newton Glassman
Name: Newton GlassmanTitle: Director
/s/ Gabriel de Alba
Gabriel de Alba

CCGI HOLDINGS II INC.

/s/ Jonathan A. Levin		By:	/s/ Newton Glassman
Jonathan A. Levin			Name: Newton Glassman Title: Director

THE CATALYST CAPITAL GROUP INC.

	By:	/s/ Newton Glassman
Name: Newton Glassman Title: President / Managing Partner / Director

SCHEDULE 13G

CUSIP No. 984249300	Page 16 of 16 Pages

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the undersigned persons hereby agree to the joint filing on behalf of each of them of this Amendment No. 1 to Schedule 13G (including any amendments thereto, the “Schedule 13G”) with respect to the shares of Common Stock of YRC Worldwide Inc. Furthermore, each party to this Agreement expressly authorizes each other party to this Agreement to file the Schedule 13G on his behalf. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Date: February 14, 2012

CATALYST FUND LIMITED PARTNERSHIP II

By: CATALYST FUND GENERAL PARTNER II INC.,
its General Partner

			By:	/s/ Newton Glassman
Name: Newton Glassman
Title: Director

/s/ Newton Glassman	CATALYST FUND GENERAL PARTNER II INC.
Newton Glassman
		By:	/s/ Newton Glassman
Name: Newton GlassmanTitle: Director
/s/ Gabriel de Alba
Gabriel de Alba

CCGI HOLDINGS II INC.

/s/ Jonathan A. Levin		By:	/s/ Newton Glassman
Jonathan A. Levin			Name: Newton Glassman Title: Director

THE CATALYST CAPITAL GROUP INC.

	By:	/s/ Newton Glassman
Name: Newton Glassman Title: President / Managing Partner / Director

# 1879671